As filed with the Securities and Exchange Commission on June 8, 2015

Registration No. 333- 167945

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PDC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-2636730
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

(303) 860-5800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2010 Long-Term Equity Compensation Plan of PDC Energy, Inc.

(Full Title of Plan)

Daniel W. Amidon, Esq.

Senior Vice President, General Counsel and Secretary

PDC Energy, Inc.

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

(303) 860-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Elofson, Esq.

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, par value $0.01 per share	NA	NA	NA	NA

(1)	The Registrant is not registering additional securities and registration fees were paid upon filing of the original Registration Statement on Form S-8 (File No. 333-167945). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

EXPLANATORY NOTE

On June 5, 2015, PDC Energy, Inc., a Nevada corporation formerly known as Petroleum Development Corporation (“PDC Nevada”), completed a reincorporation to the State of Delaware pursuant to a Plan of Conversion approved by its stockholders at the annual meeting of stockholders held on June 4, 2015.

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-167945) originally filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2010 by PDC Nevada (the “Registration Statement”), relating to PDC Nevada’s Amended and Restated 2010 Long-Term Equity Compensation Plan (the “Plan”), is being filed by PDC Energy, Inc., a Delaware corporation (the “Registrant”) pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 414(d) under the Securities Act, the Registrant hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed with the Commission by the Registrant and are hereby incorporated in this registration statement by reference, excluding any disclosures therein that have been furnished and not filed:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 19, 2015;

(b) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 from the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on April 20, 2015;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the Commission on May 7, 2015;

(d) The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 23, 2015 and June 8, 2015;

(e) The Registrant’s Current Report on Form 8-K12B, filed with the Commission on June 8, 2015; and

(f) The description of the Registrant’s capital stock contained in the Registrant’s Amendment No. 1 to Registration Statement on Form 8-A/A filed with the Commission on June 8, 2015.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be a part hereof from the respective dates of filing such documents (other than any portions of such documents that are deemed furnished under applicable Commission rules rather than filed).

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), which is applicable to the Registrant, permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of an unlawful dividend, approved an unlawful stock purchase or redemption or derived an improper personal benefit.

Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe such person’s conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination that indemnification is proper because the indemnitee has met the applicable standard of conduct. The Registrant’s certificate of incorporation and bylaws generally provide that the Registrant will indemnify its directors and officers to the extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with all of its directors. Under the indemnification agreements, the Registrant is generally required to indemnify the directors to the full extent authorized or permitted by applicable law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 8, 2015.

PDC ENERGY, INC.

By:	/s/ Barton R. Brookman
Barton R. Brookman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barton R. Brookman Barton R. Brookman	President and Chief Executive Officer and Director (principal executive officer)	June 8, 2015

/s/ Gysle R. Shellum Gysle R. Shellum	Chief Financial Officer (principal financial officer)	June 8, 2015

/s/ R. Scott Meyers R. Scott Meyers	Chief Accounting Officer (principal accounting officer)	June 8, 2015

/s/ Jeffrey C. Swoveland Jeffrey C. Swoveland	Chairman of the Board of Directors	June 8, 2015

/s/ Joseph E. Casabona Joseph E. Casabona	Director	June 8, 2015

/s/ Anthony J. Crisafio Anthony J. Crisafio	Director	June 8, 2015

/s/ Larry F. Mazza Larry F. Mazza	Director	June 8, 2015

/s/ David C. Parke David C. Parke	Director	June 8, 2015

/s/ James M. Trimble James M. Trimble	Director	June 8, 2015

/s/ Kimberly Luff Wakim Kimberly Luff Wakim	Director	June 8, 2015

Exhibit Index

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	SEC File Number	Exhibit	Filing Date	Filed Herewith

4.1	Form of Common Stock Share Certificate of PDC Energy, Inc.	8-K12B	000-07246	4.1	6/5/2015

4.2	Rights Agreement by and between the Company and Transfer Online, Inc., as Rights Agent, dated as of September 11, 2007, including the forms of Rights Certificates and Summary of Stockholder Rights Plan attached thereto as Exhibits A and B.	8-K	000-07246	4.1	9/17/2007

5.1	Opinion of Davis Graham & Stubbs LLP					X

10.1	Amended and Restated 2010 Long-Term Equity Compensation Plan of PDC Energy, Inc.	10-Q	000-07246	10.4	8/1/2013

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)					X

23.2	Consent of Pricewaterhouse Cooper LLP					X

23.3	Consent of Ryder Scott Company, LP.					X